As filed with the Securities and Exchange Commission on December 13, 2012

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Fibrocell Science, Inc.

(Exact name of registrant as specified in its charter)

Delaware	87-0458888
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

405 Eagleview Boulevard

Exton, Pennsylvania 19341

(484) 713-6000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Declan Daly

405 Eagleview Boulevard

Exton, Pennsylvania 19341

(484) 713-6000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies To:

Cavas S. Pavri, Esq.

Cozen O’Connor

1900 Market Street

Philadelphia, Pennsylvania 19103

Telephone: (215) 665-5542

Facsimile: (215) 701-2478

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:    ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box.    ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number in the earlier effective registration statement for the same offering.    ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.    ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.    ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a small reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

Calculation of Registration Fee

Title of each Class of Security being Registered	Amount being Registered(1)	Proposed Maximum Offering Price Per Security(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock, $0.001 par value	64,703,392	$0.16	$10,352,543	$1,412

(1)	All of the shares are offered by the Selling Stockholders. Accordingly, this registration statement includes an indeterminate number of additional shares of common stock issuable for no additional consideration pursuant to any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration, which results in an increase in the number of outstanding shares of our common stock. In the event of a stock split, stock dividend or similar transaction involving our common stock, in order to prevent dilution, the number of shares registered shall be automatically increased to cover the additional shares in accordance with Rule 416(a) under the Securities Act of 1933.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, using the average of the bid and asked prices as reported on the OTC Bulletin Board on December 7, 2012, which was $0.16 per share.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS

Subject to Completion, dated December 13, 2012

FIBROCELL SCIENCE, INC.

64,703,392 Shares of Common Stock

This prospectus relates to the resale of up to 64,703,392 shares of our common stock by certain of our stockholders, or Selling Stockholders, named in the section of this prospectus titled “Selling Security Holders.” All of the shares being offered for resale pursuant to this prospectus are underlying outstanding warrants.

The Selling Stockholders may offer to sell the shares of common stock being offered in this prospectus at fixed prices, at prevailing market prices at the time of sale, at varying prices, at negotiated prices or in any other manner specified under the section of this prospectus entitled “Plan of Distribution.” We do not know when or in what amount the Selling Stockholders may offer the common stock for sale. The Selling Stockholders may sell any, all or none of the common stock offered in this prospectus.

Although we will pay substantially all the expenses incident to the registration of the shares, we will not receive any proceeds from the sales by the Selling Stockholders. We will, however, to the extent the warrants are exercised for cash, receive proceeds from such exercises; to the extent we receive such proceeds, they will be used for working capital purposes.

Our common stock is presently quoted for trading under the symbol “FCSC” on the Over The Counter Bulletin Board, or OTC Bulletin Board. On December 7, 2012, the last sales price of the common stock, as reported on the OTC Bulletin Board was $0.16 per share.

The aggregate market value of our outstanding common stock held by non-affiliates is approximately $84.3 million, based on 656,747,606 shares of outstanding common stock, of which 455,615,606 shares are held by non-affiliates, and a per share price of $0.185 based on the last sales price of our common stock on November 20, 2012.

Investing in our common stock is highly speculative and involves a high degree of risk. You should purchase these securities only if you can afford a complete loss of your investment. You should carefully consider the risks and uncertainties described under the heading “Risk Factors” beginning on page 2 of this prospectus before making a decision to purchase our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is             , 2012

PROSPECTUS SUMMARY

This summary highlights information set forth in greater detail elsewhere in this prospectus. It may not contain all the information that may be important to you. You should read the following summary together with the more detailed information regarding us and our common stock being offered pursuant to this prospectus, including the information incorporated by reference into this prospectus. Unless the context requires otherwise, references to the “Company,” “Fibrocell,” “we,” “our,” and “us,” refer to Fibrocell Science, Inc. and its subsidiaries.

Our Company

We are a cellular aesthetic and therapeutic development stage biotechnology company focused on developing novel skin and tissue rejuvenation products. Our approved and clinical development product candidates are designed to improve the appearance of skin injured by the effects of aging, sun exposure, acne and burn scars with a patient’s own, or autologous, fibroblast cells produced by our proprietary Fibrocell process.

We use our proprietary process to harvest autologous fibroblasts from a small skin punch biopsy from behind the ear with the use of a local anesthetic. We chose this location both because of limited exposure to the sun and to avoid creating a visible scar. The biopsy is then packed in a vial in a special shipping container and shipped to our laboratory where the fibroblast cells are released from the biopsy and initiated into our cell culture process where the cells proliferate until they reach the required cell count. The fibroblasts are then harvested, cryopreserved, tested by quality control and released by quality assurance prior to preparation of drug product. After wash and preparation of cells to formulate the drug product, additional quality testing is performed prior to release and distribution to the medical clinic. The number of cells and the frequency of injections may vary and will depend on the indication or application being studied.

Our lead product, LAVIV (United States adopted name, or USAN, is azficel-T), we believe is the first and only personalized aesthetic cell therapy approved by the Food and Drug Administration (“FDA”) for the improvement of the appearance of moderate to severe nasolabial fold wrinkles in adults. LAVIV offers patients their own living fibroblast cells in a personalized therapy designed to improve the appearance of wrinkles. Our clinical development programs encompass both aesthetic and therapeutic indications.

We believe that because LAVIV and our product candidates are autologous, the risk of an immunological or allergic response is low. With regard to the therapeutic markets, we believe that our product candidates may address an insufficiently met medical need for the treatment of each of restrictive burn scars, acne scars and vocal scarring. There are also numerous other potential areas of interest for our technology in the body. Certain of our product candidates are still in clinical development and, as such, benefits we expect to see associated with our product candidates may not be validated in our clinical trials. In addition, disadvantages of our product candidates may become known in the future.

Corporate Information

Our corporate headquarters is located at 405 Eagleview Boulevard, Exton, Pennsylvania 19341. Our phone number is (484) 713-6000. Our corporate website is www.fibrocellscience.com. Information contained on our website or any other website does not constitute part of this prospectus.

Securities Being Offered

The Selling Stockholders named in this prospectus may offer for resale up to 64,703,392 shares of common stock underlying outstanding warrants. Although we will pay substantially all the expenses incident to the registration of the shares, we will not receive any proceeds from the sales by the Selling Stockholders. However, we may receive proceeds from the exercise of the outstanding warrants for cash; if such proceeds are received by us, they will be used for working capital purposes.

RISK FACTORS

Before making an investment decision, you should consider the “Risk Factors” included under Item 1A. of our Annual Report on Form 10-K for the fiscal year ended December 31, 2011 and in our updates to those Risk Factors in our Quarterly Reports on Form 10-Q, all of which are incorporated by reference in this prospectus. The market or trading price of our common stock could decline due to any of these risks. In addition, please read “Forward-Looking Statements” in this prospectus, where we describe additional uncertainties associated with our business and the forward-looking statements included or incorporated by reference in this prospectus. Please note that additional risks not currently known to us or that we currently deem immaterial may also impair our business and operations.

FORWARD-LOOKING STATEMENTS

Some of the information in this prospectus, and the documents we incorporate by reference, contain forward-looking statements within the meaning of the federal securities laws. You should not rely on forward-looking statements in this prospectus, and the documents we incorporate by reference. Forward-looking statements typically are identified by use of terms such as “anticipate,” “believe,” “plan,” “expect,” “future,” “intend,” “may,” “will,” “should,” “estimate,” “predict,” “potential,” “continue,” and similar words, although some forward-looking statements are expressed differently. This prospectus, and the documents we incorporate by reference, may also contain forward-looking statements attributed to third parties relating to their estimates regarding the growth of our markets. All forward-looking statements address matters that involve risk and uncertainties, and there are many important risks, uncertainties and other factors that could cause our actual results, as well as those of the markets we serve, levels of activity, performance, achievements and prospects to differ materially from the forward-looking statements contained in this prospectus, and the documents we incorporate by reference.

You should also consider carefully the statements under “Risk Factors” and other sections of this prospectus, and the documents we incorporate by reference, which address additional facts that could cause our actual results to differ from those set forth in the forward-looking statements. We caution investors not to place significant reliance on the forward-looking statements contained in this prospectus, and the documents we incorporate by reference. We undertake no obligation to publicly update or review any forward-looking statements, whether as a result of new information, future developments or otherwise.

USE OF PROCEEDS

This prospectus relates to the resale of shares of our common stock underlying outstanding warrants. We will not receive any proceeds from the sale of shares of common stock in this offering. However, to the extent the warrants are exercised for cash, as opposed to being exercised on a cashless basis, we will receive proceeds from the exercise of any warrants, up to a maximum amount of approximately $13.8 million (assuming the warrants are not exercised on a cashless basis), and we will use any such proceeds for working capital purposes.

DESCRIPTION OF SECURITIES

General

We are currently authorized to issue 1,100,000,000 shares of common stock, par value $0.001, and 5,000,000 shares of preferred stock, par value $0.001. As of November 20, 2012, we had 656,747,606 shares of our common stock outstanding. In addition, we had 13,662,250 shares of common stock underlying outstanding options and 153,424,028 shares of common stock underlying outstanding warrants. In connection with the private offering we completed in October 2012, all of the shares of our Series D Preferred Stock and Series E Preferred Stock were converted into common stock. As a result, there are no shares of preferred stock outstanding.

At our annual shareholder meeting held on September 13, 2012, our shareholders approved an increase in our authorized shares of common stock from 250,000,000 to 1,100,000,000 shares. The shareholders also approved an amendment to our Certificate of Incorporation to effect a reverse stock split of the outstanding shares of our common stock prior to July 31, 2013 at a ratio of any of 1-for-2, 1-for-5, 1-for-10, 1-for-15, 1-for-20 or 1-for-25, as determined by our Board of Directors, if the Board believes such action will facilitate the listing of our common stock on a national securities exchange. As of the date of this prospectus, our Board of Directors has not made any determination to complete a reverse stock split pursuant to the authority granted to the Board of Directors by our shareholders. In the event that our Board of Directors authorizes a stock split at a ratio of 1-for-2, the number of outstanding shares of our common stock will go from 656,747,606 shares to 328,373,803 shares, the number of shares of common stock underlying our options will go from 13,662,250 shares to 6,831,125 shares and the number of shares of common stock underlying our warrants will go from 153,424,028 shares to 76,712,014 shares. In the event that our Board of Directors authorizes a stock split at a ratio of 1-for-25, the number of outstanding shares of our common stock will go from 656,747,606 shares to 26,269,905 shares, the number of shares of common stock underlying our options will go from 13,662,250 shares to 546,490 shares and the number of shares of common stock underlying our warrants will go from 153,424,028 shares to 6,136,961 shares. Regardless of the stock split ratio approved by the Board of Directors, the number of shares of common stock authorized will remain 1,100,000,000 shares.

Common Stock

Subject to preferences that may be applicable to any preferred stock outstanding at the time, the holders of our common stock are entitled to receive dividends out of legally available assets at such times and in such amounts as our Board of Directors may from time to time determine. Each stockholder is entitled to one vote for each share of common stock held on all matters submitted to a vote of stockholders. Cumulative voting for the election of directors is not authorized.

Our common stock is not subject to conversion or redemption and holders of our common stock are not entitled to preemptive rights. Upon the liquidation, dissolution or winding up of our company, the remaining assets legally available for distribution to stockholders, after payment of claims or creditors and payment of liquidation preferences, if any, on outstanding preferred stock, are distributable ratably among the holders of our common stock and any participating preferred stock outstanding at that time. Each outstanding share of common stock is fully paid and nonassessable.

Preferred Stock

Our Board of Directors has the authority, without action by our stockholders, to designate and issue preferred stock in one or more series. Our Board of Directors may also designate the rights, preferences and privileges of each series of preferred stock, any or all of which may be greater than the rights of the common stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock on the rights of holders of the common stock until our Board of Directors determines the specific rights of the holders of the preferred stock. However, these effects might include: (a) restricting dividends on the common stock; (b) diluting the voting power of the common stock; (c) impairing the liquidation rights of the common stock; and (d) delaying or preventing a change in control of our company without further action by our stockholders. As of the date of this prospectus, we have no shares of preferred stock outstanding.

Our Outstanding Warrants

Series A Private Offering

Pursuant to the agreement in which we issued our Series A preferred stock in October 2009, we issued Class A warrants, Class B warrants and placement agent warrants. Each of the warrants is exercisable upon issuance and has a five-year term. The initial exercise price of the Class A warrants was $1.62 per share, the initial exercise price of the Class B warrants was $1.95 per share, and the initial exercise price of the warrants issued to the placement agents was $1.30 per share. As a result of the purchase price of the securities sold since issuance of the foregoing warrants the exercise prices for the Class A, Class B and placement agent warrants issued as part of the Series A preferred stock offering were reduced to $0.25 per share. As of the date hereof, the numbers of shares underlying the Class A, Class B and placement agent warrants is 2,885,990, 3,249,994 and 377,000, respectively.

March 2010 Private Offering Warrants

We entered a securities purchase agreement dated March 2, 2010 with certain accredited investors pursuant to which we agreed to sell in the aggregate 5,076,664 shares of our common stock. In addition to the common stock purchased, each investor received a warrant to purchase the same number of shares of common stock acquired in the offering at an initial exercise price of $0.98 per share. Each of the warrants was exercisable immediately and has a five-year term. The warrants may be exercised on a cash-less basis and are non-redeemable.

If we enter into a fundamental transaction (which term is defined in the warrants), then at the warrant holder’s option, exercisable at any time concurrently with, or within 30 days after, the announcement of a fundamental transaction, we must redeem all or any portion of the warrant from the holder by paying to the holder an amount of cash equal to the Black Scholes value of the remaining unexercised portion of this warrant on or prior to the date of the consummation of such fundamental transaction. Any cash payments to be made pursuant to the preceding sentence shall have priority to payments to holders of common stock in connection with a fundamental transaction. The assumptions to be used in calculating the Black Scholes value are set forth in Schedule 1 to the warrant. As a result of the securities sold since the issuance of the foregoing warrants, the exercise prices for the warrants and placement agent warrants issued as part of the March 2010 Private Offering were reduced to $0.25 per share. As of the date hereof, the number of shares underlying the warrants and placement agent warrants is 9,081,328 and 753,882 respectively.

Series B Private Offering Warrants

We entered securities purchase agreements with certain accredited investors pursuant to which we issued Series B preferred stock and warrants. Each of the warrants was exercisable immediately and has a five-year term. The warrants are non-redeemable. As a result of the securities sold since the issuance of the foregoing warrants, the exercise prices for the warrants and placement agent warrants issued as part of the Series B offerings were reduced to $0.25 per share. As of the date hereof, the numbers of shares underlying the warrants and placement agent warrants were increased to 18,393,532 and 838,649, respectively.

Series D Private Offering Warrants

In connection with our Series D offering, we issued Series D preferred stock and warrants. Each of the warrants is exercisable upon issuance and expires on the fifth anniversary of issuance. As a result of the securities sold since the issuance of the foregoing warrants, the exercise prices for the warrants and placement agent warrants issued as part of the Series D offerings were reduced to $0.25 per share. As of the date hereof, the numbers of shares underlying the warrants and placement agent warrants were increased to 28,404,000 and 2,489,280, respectively.

August 2011 Private Offering Warrants

We entered into a securities purchase agreement dated August 3, 2011 with certain accredited investors pursuant to which we agreed to sell in the aggregate 41,409,461 shares of our common stock. In addition to the common stock purchased, each investor received a warrant to purchase 0.35 shares of common stock for every share acquired in the offering at an initial exercise price of $0.75 per share. Each of the warrants was exercisable immediately and has a five-year term. The warrants are callable by us provided the (i) volume weighted average price for the common stock for each of 20 consecutive trading days commencing after the effective date of the registration statement exceeds $1.75 (subject to adjustment for forward and reverse stock splits, recapitalizations, stock dividends and the like) and (ii) the warrant holder is not in possession of any information that constitutes, or might constitute, material non-public information which was provided by us.

Series E Private Offering Warrants

In connection with our Series E offering, we issued warrants to purchase 36,564,000 shares of our common stock at an exercise price of $0.30 per share, expiring five years from the initial exercise date of the warrants. The initial exercise date of the warrants is September 13, 2012, which is the date on which we received approval from our shareholders to file an amendment to our Certificate of Incorporation increasing the number of our authorized shares of common stock to an amount greater than 250,000,000 shares.

We may redeem the warrants on 30 days’ notice if, among other conditions (i) the volume weighted average price of our common stock for each of 20 consecutive trading days exceeds 200% of the then exercise price; and (ii) a current resale registration statement is available to sell all of the shares underlying the warrant.

If we combine, reclassify our outstanding shares of common stock into a smaller number of shares, or subdivide our outstanding shares of common stock into a greater number of shares, then the number of shares of common stock issuable upon the exercise of the warrants and the exercise price then in effect shall be adjusted by us so that the holder of the warrant thereafter exercising his, her or its warrants shall be entitled to receive the number of shares of common stock which the holder of the warrant would have received if the warrant had been exercised immediately prior to such event upon payment of the exercise price that has been adjusted to reflect a fair allocation of the economics of such event to the holder of the warrant.

In the event of any reorganization or recapitalization or in the event we consolidate with or merge into or with another entity or transfer all or substantially all of our assets to another entity, then in lieu of the shares of common stock purchasable upon the exercise of the warrants, on exercise of the warrant, the holder shall be entitled to receive the stock or other securities or property to which the warrant holder would have been entitled upon such consummation as if the warrant holder had exercised his, her, or its warrant immediately prior thereto.

Modification of Above Warrants

Effective upon the completion of a private offering we completed in October 2012, we entered into warrant modification agreements with the holders of warrants to purchase 105,232,855 shares of common stock at exercise prices of between $0.25 per share and $0.30 per share pursuant to which the parties agreed, among other items: (a) to extend the expiration date of the warrants by one year; and (b) to delete the full-ratchet anti-dilution adjustment provisions contained in the warrants. As such, the exercise price and number of shares underlying the foregoing warrants were not modified due to the completion of the offering.

Debt Warrants

On October 5, 2012, we entered into an Amendment and Conversion Agreement (the “Debt Agreement”) with the holders of our 12.5% Convertible Notes in the aggregate original principal amount of approximately $3.5 million (the “Notes”). Pursuant to the Debt Agreement, we and the Note holders agreed to modify the warrants to purchase an aggregate of 14,069,696 shares of common stock previously issued in connection with the issuance of the Notes (the “Debt Warrants”): (a) to change the exercise price of the Debt Warrants from $0.30 to $0.10 per share; (b) to increase the number of shares of common stock underlying the Debt Warrants by two times the current number of shares rather than three times the current number; (c) to extend the expiration date of the Debt Warrants by one year to June 1, 2018; and (d) to delete the full-ratchet anti-dilution adjustment provisions contained in the Debt Warrants.

Pursuant to the Debt Agreement, we and the Note holders agreed, among other items, to modify the warrants to purchase an aggregate of 7,770,902 shares of common stock previously issued to the Note holders (and their affiliates) in prior financings (the “Prior Warrants”): (a) to extend the expiration date of the Prior Warrants by one year; and (b) to delete the full-ratchet anti-dilution adjustment provisions contained in the Prior Warrants.

Anti-Takeover Effects of Provisions of Delaware Law and our Charter Documents

Provisions of Delaware law and our Certificate of Incorporation, as amended, and Bylaws could make the acquisition of our company through a tender offer, a proxy contest or other means more difficult and could make the removal of incumbent officers and directors more difficult. We expect these provisions to discourage coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of our company to first negotiate with our Board of Directors. We believe that the benefits provided by our ability to negotiate with the proponent of an unfriendly or unsolicited proposal outweigh the disadvantages of discouraging these proposals. We believe the negotiation of an unfriendly or unsolicited proposal could result in an improvement of its terms.

Our Certificate of Incorporation, as amended, provides for our Board of Directors to be divided into three classes serving staggered terms. Approximately one-third of the Board of Directors will be elected each year. The provision for a classified board could prevent a party who acquires control of a majority of the outstanding voting stock from obtaining control of the Board of Directors until the second annual stockholders’ meeting following the date the acquirer obtains the controlling stock interest. The classified board provision could discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of our company and could increase the likelihood that incumbent directors will retain their positions.

Our Bylaws do not permit stockholders to call a special meeting of stockholders. Our Bylaws provide that special meetings of the stockholders may be called only by a majority of the members of our Board of Directors, our Chairman of the Board of Directors, our Chief Executive Officer or our President. Our Bylaws require that all stockholder actions be taken by a vote of the stockholders at an annual or special meeting, and do not permit our stockholders to act by written consent without a meeting. Our Bylaws provide for an advance notice procedure for stockholder proposals to be brought before an annual meeting of our stockholders, including proposed nominations of persons for election to the Board of Directors. At an annual meeting, stockholders may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the Board of Directors. Stockholders may also consider a proposal or nomination by a person who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given to our Secretary timely written notice, in proper form, of his, her or its intention to bring that business before the meeting. The Bylaws do not give our Board of Directors the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting of the stockholders. However, our Bylaws may have the effect of precluding the conduct of business at a meeting if the proper procedures are not followed. These provisions may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of our company.

Quotation

Our common stock is quoted on the OTC Bulletin Board under the symbol “FCSC.”

Transfer Agent

The transfer agent for our common stock is American Stock Transfer & Trust Company located at 59 Maiden Lane, New York, New York 11038.

SELLING SECURITY HOLDERS

The following table presents information regarding the Selling Stockholders. The percentage of outstanding shares beneficially owned is based on 656,747,606 shares of common stock issued and outstanding on December 4, 2012. Beneficial ownership is determined in accordance with Rule 13d-3 under the Exchange Act. As to each person or entity named as beneficial owners, that person’s or entity’s percentage of ownership is determined based on the assumption that any warrants or convertible securities held by such person or entity which are exercisable or convertible within 60 days of the date of this prospectus have been exercised or converted, as the case may be.

Except as may be otherwise described below, to the best of our knowledge, the named Selling Stockholder beneficially owns and has sole voting and investment authority as to all of the shares set forth opposite his name, none of the selling stockholders is known to us to be a registered broker-dealer or an affiliate of a registered broker-dealer, and none of the Selling Stockholders has held any position or office, or has had any material relationship with us or any of our affiliates within the past three years.

Information with respect to beneficial ownership is based upon information provided to us by the Selling Stockholders. For purposes of presentation, we have assumed that the Selling Stockholders will sell all shares offered hereby, including the shares issuable on the exercise of warrants.

Name of Selling Stockholders (1)	No. of Shares of Common Stock Beneficially Owned Prior to the Offering		Number of Shares Registered and To Be Sold In This Offering	Number Of Shares To Be Beneficially Owned After The Offering	Approximate Percentage of Shares To Be Owned After the Offering

Gerald Keith Bowen	250,000		40,000	210,000	*

Jes Johansen	260,000		100,000	160,000	*

Harold V. Johnson, Jr.	360,000		100,000	260,000	*

Philip J. Latham	120,000		60,000	60,000	*

David R. Mapes	104,546	(34)	40,000	64,546	*

Michael McAvoy	239,250		100,000	139,250	*

Frank Perkins Miller	224,546	(35)	100,000	124,546	*

Motel Fronts Inc. (2)	411,000		100,000	311,000	*

David Nelson	4,572,727	(36)	100,000	4,472,727	*

Debra K. Nelson Trust, Debra K. Nelson TTEE (3)	1,467,500	(37)	200,000	1,267,500	*

Steven E. Nelson Trust dated June 14, 1993, Steven E. Nelson TTEE (4)	32,754,866	(38)	2,100,000	30,654,866	4.65%

John B. Nicholson	800,000		400,000	400,000	*

Raymond J. Peers	780,000		140,000	640,000	*

Frank and Elena Purritano, JTWROS	1,164,250	(39)	400,000	764,250	*

Paul Schneider	439,689	(40)	140,000	299,689	*

Sharedell Pty Ltd/ATF Sharedell Investment Trust (5)	3,352,400	(41)	800,000	2,552,400	*

Leslie Henry Anderton Sharp and Janice Anne Sharp, JTWROS	933,500		400,000	533,500	*

Christopher Spring	890,800		300,000	590,800	*

Michael Trezza	200,000		100,000	100,000	*

Phil Wade	1,137,785	(42)	240,000	897,785	*

Roy Whitehead	760,000		380,000	380,000	*

Alice Jane Wickham	526,364	(43)	160,000	366,364	*

William E. Russell	1,200,000		600,000	600,000	*

Robert Chicoine, Jr.	200,000		100,000	100,000	*

Robert N. Clark	200,000		100,000	100,000	*

Michael R. Hearne	190,000		40,000	150,000	*

Matthew P. Clement	800,000		400,000	400,000	*

Abdallah Farrukh	7,815,477	(44)	1,000,000	6,815,477	1.04%

George Greene	80,000		40,000	40,000	*

Han Group Solutions LLC (6)	465,000		320,000	145,000	*

Jack S. Jacobsen	720,000		160,000	560,000	*

Raylan Loggins	180,000		40,000	140,000	*

Szoc Family Revocable Trust, Kenneth & Doris Szoc TTEE (7)	200,000		100,000	100,000	*

Russell Bratsch	285,000		100,000	185,000	*

Ian Greig	1,200,000		200,000	1,000,000	*

Chris James and Vanessa James JTWROS	170,699		40,000	130,699	*

Donald A. Rosebush and Mary Hunt, JTWROS	232,000		116,000	116,000	*

Joseph Rossi, Jr.	350,000		100,000	250,000	*

Mark A. Walkotten and Susan M. Walkotten JTWROS	449,091	(45)	60,000	389,091	*

Mary Ann Schaefer	800,000		400,000	400,000	*

Paul Tolchin	80,000		40,000	40,000	*

Herbert Lovens and Jonah Lovens, JTWROS	200,000		100,000	100,000	*

Lawrence Monaldo	300,000		100,000	200,000	*

Victor J. Scaravilli and Diann Scaravilli, JTWROS	300,000		100,000	200,000	*

Joseph T. Biernacki	240,000		120,000	120,000	*

Donald Crowley	950,000		400,000	550,000	*

Richard Frank	400,000		200,000	200,000	*

Dinesh Kotecha	349,727	(46)	100,000	249,727	*

Robert Atkinson	511,000		200,000	311,000	*

James Michael Sweeney	210,000		100,000	110,000	*

Francois Lemaigre	4,271,819	(47)	800,000	3,471,819	*

Walter A. Fazler	400,000		200,000	200,000	*

Marc B. Mazur (8)	600,000	(48)	100,000	500,000	*

Quentin T. Kramer	500,000		100,000	400,000	*

Ravi Bhardwaj	1,142,819	(49)	200,000	942,819	*

Daniel Francati	120,000		60,000	60,000	*

William L. Davis and Elizabeth Schulz Davis	423,636	(50)	100,000	323,636	*

Richard Haugen	200,000		100,000	100,000	*

Selvarajah Sriharan	240,000		120,000	120,000	*

John Quackenbush and Audrey Quackenbush, JTWROS	262,143	(51)	56,000	206,143	*

Thomas Kitchens	120,000		60,000	60,000	*

Craig Messimer	80,000		40,000	40,000	*

Jeffrey Fazler	400,000		200,000	200,000	*

James Renaud	200,000		100,000	100,000	*

Phillip and Josephine Cole, JTWROS	490,000	(52)	200,000	290,000	*

John Zentgraf	400,000		200,000	200,000	*

Bruce Zimmer	490,000		120,000	370,000	*

Brunner Family Trust, Christopher Brunner and Laura Brunner TTEE (9)	400,000		200,000	200,000	*

Danny C. Carty	1,192,000		596,000	596,000	*

Robert Dolezal	200,000		100,000	100,000	*

John Steward	247,500		80,000	167,500	*

Ronald Globus	80,000		40,000	40,000	*

Richard Thomas	473,000		148,000	325,000	*

Dan Boyle	138,600		40,000	98,600	*

Philip W. Faucette, II	120,000		60,000	60,000	*

James P. McQuillan	160,000		80,000	80,000	*

Mark Christiana	510,000		120,000	390,000	*

Delaware Charter Tax ID #51-0099493 FBO George P. Bankcroft IRA #76296918 c/o Legent Clearing 9300 Underwood, Suite 400 Omaha, NE 68114 (10)	178,500		80,000	98,500	*

Delaware Charter Tax ID #51-0099493 FBO Myron A. Denison Roth IRA #82166344 c/o Legent Clearing 9300 Underwood, Suite 400 Omaha, NE 68114 (11)	80,000		40,000	40,000	*

Delaware Charter Tax ID #51-0099493 FBO Mark V. Reed IRA #34367014 c/o Legent Clearing 9300 Underwood, Suite 400 Omaha, NE 68114 (12)	400,000		200,000	200,000	*

Terry Overholser	800,000		400,000	400,000	*

Nicholas A. Muegge	400,000		200,000	200,000	*

George Korkos (13)	800,000	(53)	100,000	700,000	*

Elizabeth Browning and Paul Roessel, JTWROS	825,000		400,000	425,000	*

James Doody	585,000	(54)	100,000	485,000	*

Timothy Jaccard	230,000		40,000	190,000	*

Kenneth S. Wyvill, Jr. and Patricia N. Wyvill, JTWROS	80,000		40,000	40,000	*

Jane Scotti	5,808,175	(55)	400,000	5,408,175	*

Daniel Abbate and Melissa M. Abbate, JTWROS	160,000		80,000	80,000	*

Michael Bannister	800,000		400,000	400,000	*

Mike and Terry Desautels, JTWROS	80,000		40,000	40,000	*

Renee Sisca and Samantha Sisca, JTWROS	160,000		80,000	80,000	*

Jean T. Walsh	200,000		100,000	100,000	*

Daniel E. Bush Revocable Trust, Daniel E. Bush and Sue A. Bush TTEE (14)	269,559		100,000	169,559	*

Earl Thomas Coyle	80,000		40,000	40,000	*

Northern Bottling Company, Inc. (15)	4,800,000		2,400,000	2,400,000	*

Barry Pender	80,000		40,000	40,000	*

Delaware Charter Tax ID #51-0099493 FBO Alexandr Zolotuskiy SEP IRA #41217212 c/o Legent Clearing 9300 Underwood, Suite 400 Omaha, NE 68114 (16)	412,864	(56)	120,000	293,864	*

Kevin Keane	240,000		120,000	120,000	*

Araconory Pty Ltd ATF Brosnan Family Trust (17)	80,000		40,000	40,000	*

Brian Joseph Walsh and Ellen Sue Walsh	2,800,000		1,400,000	1,400,000	*

Zachary Muegge	400,000		200,000	200,000	*

Russell Thomas Boyle, Jr.	800,000		400,000	400,000	*

Adriaan Klomp	200,000		100,000	100,000	*

Michael Schummers	400,000		200,000	200,000	*

Ellen S. and Kelli C. Walsh, JTWROS	400,000		200,000	200,000	*

Ellen S. and Kevin J. Walsh	400,000		200,000	200,000	*

Ellen S. and Kristin M. Walsh	400,000		200,000	200,000	*

Marilyn Knight	480,000		240,000	240,000	*

William Megee	400,000		200,000	200,000	*

Nolan Heil Holdings, LLC (18)	200,000		100,000	100,000	*

Max Miethe	1,296,000		648,000	648,000	*

Timothy Paradise	800,000		400,000	400,000	*

Robert Walsh	280,000		140,000	160,000	*

Jerry Lukasik	800,000		400,000	400,000	*

Michael Benedum	200,000		100,000	100,000	*

Laura Campbell (19)	790,000	(57)	60,000	730,000	*

Edward B. Walsh	400,000		200,000	200,000	*

L. Scott Donnelly	400,000		200,000	200,000	*

Michael Amoruso	200,000		100,000	100,000	*

Mitch Langstein	600,000		300,000	300,000	*

Dr. Mark Kutner	800,000		400,000	400,000	*

Jayne Lipkin	200,000		100,000	100,000	*

Douglas Walsh	400,000		200,000	200,000	*

Robert Huffman and Carol Huffman, JTWROS	200,000		100,000	100,000	*

Steven W. Lefkowitz	988,466	(58)	60,000	928,466	*

John W. Oakley, II	200,000		100,000	100,000	*

John Oakley	1,200,000		600,000	600,000	*

Lyn Rubenstein	200,000		100,000	100,000	*

Ronald Glass	800,000		400,000	400,000	*

John Harrison and Sharon L. Harrison, JTWROS	800,000		400,000	400,000	*

David Crowley	230,000		40,000	190,000	*

Angelique Prevost-Peters	200,000		100,000	100,000	*

Stephen Ching	1,600,000		800,000	800,000	*

Mitchell Day	400,000		200,000	200,000	*

Mark D’Andrea	400,000		200,000	200,000	*

Alan Greene	200,000		100,000	100,000	*

Phyllis and David Harrison, JTWROS	200,000		100,000	100,000	*

Richard Walter	400,000		200,000	200,000	*

Baron Rowland	400,000		200,000	200,000	*

Dr. Arnold Winston	200,000		100,000	100,000	*

Stephen W. Garber Revocable Trust DTD 11/10/97, Stephen W. Garber, Trustee (20)	400,000		200,000	200,000	*

Colin Squire	322,727	(59)	100,000	222,727	*

Michael Reilly	200,000		100,000	100,000	*

Wayne M. Tong	200,000		100,000	100,000	*

Delaware Charter Tax ID# 51-0099593 FBO Kevin J. Harrington R/O IRA #5676-7105 c/o Legent Clearing 9300 Underwood, Suite 400 Omaha NE 68114 (21)	2,034,233	(60)	400,000	1,634,233	*

Delaware Charter Tax ID# 51-0099593 FBO Paul V. Lundeen Roth IRA #8284-9843 c/o Legent Clearing 9300 Underwood, Suite 400 Omaha NE 68114 (22)	461,364	(61)	100,000	361,364	*

Delaware Charter Tax ID# 51-0099593 FBO Edward Csapo IRA #5262-7466 c/o Legent Clearing 9300 Underwood, Suite 400 Omaha NE 68114 (23)	80,000		40,000	40,000	*

David and Diane Morgan	200,000		100,000	100,000	*

The Schabarum Family Trust DTD 12/16/99. James P. Schabarum, II and Erin K. Schabarum, TTEEs (24)	800,000		400,000	400,000	*

Stephen Slawson	138,500	(62)	40,000	98,500	*

Leland Sass	80,000		40,000	40,000	*

Frank A. Hayden	80,000		40,000	40,000	*

Delaware Charter Tax ID# 51-0099593 FBO Jaroslav Skala R/O IRA #2550-4500 c/o Legent Clearing 9300 Underwood, Suite 400 Omaha NE 68114 (25)	80,000		40,000	40,000	*

Donald Hilliker	270,000	(63)	40,000	230,000	*

Mark A. Stratton	132,000		40,000	92,000	*

Heber Meeks	40,000		40,000	0	0%

Monomoy Partners, LLC (26)	2,863,636	(64)	400,000	2,463,636	*

Delaware Charter Tax ID# 51-0099593 FBO Philip S. Forte R/O IRA #7728-5479 c/o Legent Clearing 9300 Underwood, Suite 400 Omaha NE 68114 (27)	2,400,000	(65)	200,000	2,200,000	*

Straus Healthcare Partners, L.P. (28)	14,171,997	(66)	2,000,000	12,171,997	1.85%

Context Partners Fund, L.P. (29)	18,648,246	(67)	8,152,734	10,495,512	1.60%

Focus Managed Accounts Fund Ltd. (30)	5,824,387	(68)	3,488,986	2,335,401	*

Deerfield Special Situations Fund, L.P. (31)	5,419,304	(69)	4,921,668	497,636	*

Deerfield Special Situations Fund International, Ltd. (32)	7,488,573	(70)	6,713,482	775,091	*

Akanthos Arbitrage Master Fund, L.P. (33)	17,713,665	(71)	4,862,522	12,851,143	1.94%

*	Stockholder owns less than 1%.
(1)	The Selling Stockholders and any broker-dealers or agents that are involved in selling these shares may be deemed to be underwriters within the meaning of the Securities Act for such sales. An underwriter is a person who has purchased shares from an issuer with a view towards distributing the shares to the public. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be considered to be underwriting commissions or discounts under the Securities Act.
(2)	Anthony Wickham Jr. and Ernie Wickham have voting and dispositive power over the securities held by the selling stockholder.
(3)	Debra K. Nelson, as trustee of the Debra K. Nelson Trust, has voting and dispositive power over the securities held by the selling stockholder.
(4)	Steven E. Nelson, as trustee of the Steven E. Nelson Turst dated June 14, 1993, has voting and dispositive power over the securities held by the selling stockholder.
(5)	Peter McGuire and Robert Chambers have voting and dispositive power over the securities held by the selling stockholder.
(6)	Roberta Rosenast has voting and dispositive power over the securities held by the selling stockholder.
(7)	Kenneth and Doris Szoc, as trustees of the Szoc Family Revocable Trust, have voting and dispositive power over the securities held by the selling stockholder.
(8)	Marc Mazur is a director of the Company.
(9)	Christopher Brunner and Laura Brunner, as trustees of the Brunner Family Trust, have voting and dispositive power over the securities held by the selling stockholder.
(10)	George P. Bankcroft has voting and dispositive power over the securities held by the selling stockholder.
(11)	Myron A. Denison has voting and dispositive power over the securities held by the selling stockholder.
(12)	Mark Reed has voting and dispositive power over the securities held by the selling stockholder.
(13)	George J. Korkos is a director of the Company.
(14)	Daniel E. Bush and Sue A. Bush, as trustees of the Daniel E. Bush Revocable Trust, have voting and dispositive power over the securities held by the selling stockholder.
(15)	William Langer Gokey has voting and dispositive power over the securities held by the selling stockholder.
(16)	Alexander Zolutsky has voting and dispositive power over the securities held by the selling stockholder.
(17)	Brendan Noel Brosnan, as trustee of the Araconory Pty Ltd ATF Brosnan Family Trust, has voting and dispositive power over the securities held by the selling stockholder.
(18)	Gary T. Nolan, Gary Nolan, Jr., Christine Steinetz and Ron Heil having voting and dispositive power over the securities held by the selling stockholder.
(19)	Laura Campbell is an employee of the Company.
(20)	Stephen W. Garber, as trustee of the Stephen W. Garber Revocable Trust DTD 11/10/97, has voting and dispositive power over the securities held by the selling stockholder.
(21)	Kevin Harrington has voting and dispositive power over the securities held by the selling stockholder.
(22)	Paul V. Lundeen has voting and dispositive power over the securities held by the selling stockholder.

(23)	Edward Csapo has voting and dispositive power over the securities held by the selling stockholder.
(24)	James P. Schabarum, II and Erin K. Schabarum, as trustees of the Schabarum Family Trust DTD 12/16/99, having voting and dispositive power over the securities held by the selling stockholder.
(25)	Jaroslav Skala has voting and dispositive power over the securities held by the selling stockholder.
(26)	Margery Scotti has voting and dispositive power over the securities held by the selling stockholder.
(27)	Phillip S. Forte has voting and dispositive power over the securities held by the selling stockholder.
(28)	Ravinder Holder has voting and dispositive power over the securities held by the selling stockholder.
(29)	Michael Rosen and Bill Fertig have voting and dispositive power of securities held by the selling stockholder.
(30)	Michael Rosen has voting and dispositive power of securities held by the selling stockholder.
(31)	James E. Flynn has voting and dispositive power over the securities held by the selling stockholder.
(32)	James E. Flynn has voting and dispositive power over the securities held by the selling stockholder.
(33)	Michael Kao has voting and dispositive power of securities held by the selling stockholder.
(34)	Includes warrants to purchase 6,364 shares of common stock issued in connection with our August financing.
(35)	Includes warrants to purchase 6,364 shares of common stock issued in connection with our August financing.
(36)	Includes warrants to purchase 31,818 shares of common stock issued in connection with our August financing.
(37)	Includes warrants to purchase 17,500 shares of common stock issued in connection with our August financing owned by Debra K. Nelson, an individual.
(38)	Includes (i) warrants to purchase 800,000 shares of common stock issued in connection with our Series D Preferred Stock, (ii) warrants to purchase 1,073,866 shares of common stock issued in connection with our Series B Preferred Stock and (iii) warrants to purchase 175,000 shares of common stock issued in connection with our August financing.
(39)	Includes warrants to purchase 35,000 shares of common stock issued in connection with our August financing.
(40)	Includes (i) warrants to purchase 25,455 shares of common stock issued in connection with our August financing and (ii) warrants to purchase 134,234 shares of common stock issued in connection with our Series B Preferred Stock.
(41)	Includes warrants to purchase 127,400 shares of common stock issued in connection with our August financing.
(42)	Includes (i) warrants to purchase 53,694 shares of common stock issued in connection with our Series B Preferred Stock, (ii) warrants to purchase 12,727 shares of common stock issued in connection with our August financing and (iii) warrants to purchase 80,000 shares of common stock issued in connection with our Series D Preferred Stock.
(43)	Includes warrants to purchase 15,909 shares of common stock issued in connection with our August financing.
(44)	Includes (i) warrants to purchase 31,818 shares of common stock issued in connection with our August financing and (ii) warrants to purchase 100,000 shares of common stock issued in connection with our Series D Preferred Stock.
(45)	Includes (i) warrants to purchase 12,727 shares of common stock issued in connection with our August 2011 financing and (ii) warrants to purchase 40,000 shares of common stock issued in connection with our Series D Preferred Stock.
(46)	Includes warrants to purchase 31,818 shares of common stock issued in connection with our August financing.
(47)	Includes warrants to purchase 44,546 shares of common stock issued in connection with our August financing.
(48)	Includes options to purchase 400,000 shares of common stock.

(49)	Includes (i) warrants to purchase 9,546 shares of common stock issued in connection with our August financing and (ii) warrants to purchase 400,000 shares of common stock issued in connection with our Series D Preferred Stock.
(50)	Includes (i) warrants to purchase 19,091 shares of common stock issued in connection with our August financing and (ii) warrants to purchase 100,000 shares of common stock issued in connection with our Series D Preferred Stock.
(51)	Includes (i) warrants to purchase 15,909 shares of common stock issued in connection with our August financing and (ii) warrants to purchase 134,234 shares of common stock issued in connection with our Series B Preferred Stock.
(52)	Includes warrants to purchase 40,000 shares of common stock issued in connection with our Series D Preferred Stock.
(53)	Includes (i) options to purchase 400,000 shares of common stock and (ii) warrants to purchase 100,000 shares of common stock issued in connection with our Series D Preferred Stock.
(54)	Includes warrants to purchase 35,000 shares of common stock issued in connection with our August financing.
(55)	Includes (i) warrants to purchase 784,000 shares of common stock issued in connection with our March 2010 financing, (ii) warrants to purchase 658,710 shares of common stock issued in connection with our Series B Preferred Stock, (iii) warrants to purchase 63,636 shares of common stock issued in connection with our August financing and (iv) warrants to purchase 800,000 shares of common stock issued in connection with our Series D Preferred Stock.
(56)	Includes warrants to purchase 15,909 shares of common stock issued in connection with our August financing.
(57)	Includes (i) warrants to purchase 90,000 shares of common stock and (ii) 600,000 options to purchase common stock.
(58)	Includes (i) warrants to purchase 268,466 shares of common stock issued in connection with our Series B Preferred Stock and (ii) warrants to purchase 300,000 shares of common stock issued in connection with our Series D Preferred Stock and (iii) 40,000 shares of common stock held in IRA.
(59)	Includes warrants to purchase 31,818 shares of common stock issued in connection with our August financing.
(60)	Includes warrants to purchase 268,466 shares of common stock issued in connection with our Series B Preferred Stock owned by Kevin Harrington, an individual.
(61)	Includes warrants to purchase 15,909 shares of common stock issued in connection with our August financing owned Paul Lundeen, an individual.
(62)	Includes warrants to purchase 40,000 shares of common stock issued in connection with our Series D Preferred Stock.
(63)	Includes warrants to purchase 60,000 shares of common stock issued in connection with our Series D Preferred Stock.
(64)	Includes warrants to purchase 63,636 shares of common stock issued in connection with our August 2011 financing.
(65)	Includes 2,200,000 shares of common stock owned by Philip Forte, an individual.
(66)	Includes (i) warrants to purchase 350,000 shares of common stock issued in connection with our August 2011 financing, (ii) warrants to purchase 1,306,666 shares of common stock issued in connection with our March 2010 financing and (iii) warrants to purchase 681,998 shares of common stock issued in connection with our Series A Preferred Stock.
(67)	Includes (i) warrants to purchase 400,000 shares of common stock issued in connection with our Series D Preferred Stock and (ii) warrants to purchase 190,908 shares of common stock issued in connection with our August 2011 financing.
(68)	Includes (i) warrants to purchase 400,000 shares of common stock issued in connection with our Series D Preferred Stock and (ii) warrants to purchase 190,908 shares of common stock issued in connection with our August 2011 financing.

(69)	Includes warrants to purchase 497,636 shares of common stock issued in connection with our August 2011 financing.
(70)	Includes warrants to purchase 775,091 shares of common stock issued in connection with our August 2011 financing.
(71)	Includes (i) warrants to purchase 2,400,000 shares of common stock issued in connection with our Series D Preferred Stock and (ii) warrants to purchase 1,934,620 shares of common stock issued in connection with our Series B Preferred Stock.

PLAN OF DISTRIBUTION

Each Selling Stockholder of the securities and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the OTC Bulletin Board or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed prices, at prevailing market prices at the time of sale or at negotiated prices. The Selling Stockholders may, from time to time, sell any or all of the securities directly or through one or more underwriters, broker-dealers or agents. A Selling Stockholder may use any one or more of the following methods when selling securities:

•	through one or more underwriters on a firm commitment or best efforts basis;

•	through sales “at the market” or to or through a market maker or into an existing trading market;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•	in transactions through broker-dealers that agree with the Selling Stockholders to sell a specified number of such securities at a stipulated price per security;

•	through the writing or settlement of options, swaps or derivatives or other hedging transactions, whether through an options exchange or otherwise;

•	through the distribution of the securities by any Selling Stockholder to its partners, members or stockholders;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

The Selling Stockholders may also transfer the securities by gift. We do not know of any arrangements by the Selling Stockholders for the sale of any of the securities.

The Selling Stockholders may also sell securities covered by this prospectus that qualify for sale pursuant to Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than pursuant to this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the securities or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders may sell securities through one or more underwriters on a firm commitment or best efforts basis. If underwriters are used in a firm commitment underwriting, the Selling Stockholders will execute an underwriting agreement with those underwriters relating to the securities that the Selling Stockholders will offer. Unless otherwise set forth in a prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to conditions. The underwriters, if any, will purchase such securities on a firm commitment basis and will be obligated to purchase all of such securities.

The securities subject to the underwriting agreement will be acquired by the underwriters for their own account and may be resold by them from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may be deemed to have received compensation from the Selling Stockholders in the form of underwriting discounts or commissions and may also receive commissions from the purchasers of these securities for whom they may act as agent. Underwriters may sell these securities to or through dealers. These dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent. Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

The Selling Stockholders may authorize underwriters to solicit offers by institutions to purchase the securities subject to the underwriting agreement from the Selling Stockholders at the public offering price stated in a prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. If the Selling Stockholders sell securities pursuant to these delayed delivery contracts, the prospectus supplement will state that as well as the conditions to which these delayed delivery contracts will be subject and the commissions payable for that solicitation.

The applicable prospectus supplement will set forth whether or not underwriters may over-allot or effect transactions that stabilize, maintain or otherwise affect the market price of the securities at levels above those that might otherwise prevail in the open market, including, for example, by entering stabilizing bids, effecting syndicate covering transactions or imposing penalty bids. Underwriters are not required to engage in any of these activities, or to continue such activities if commenced.

The Selling Stockholders may also sell securities through agents designated by them from time to time. We will name any agent involved in the offer or sale of such securities and will list commissions payable by the Selling Stockholders to these agents in a prospectus supplement, if required. These agents will be acting on a best efforts basis to solicit purchases for the period of its appointment, unless we state otherwise in any required prospectus supplement.

The Selling Stockholders may sell any of the securities directly to purchasers. In this case, the Selling Stockholders may not engage underwriters or agents in the offer and sale of such securities.

The Selling Stockholders may indemnify underwriters, dealers or agents who participate in the distribution of the securities against certain liabilities, including liabilities under the Securities Act and agree to contribute to payments which these underwriters, dealers or agents may be required to make.

The Selling Stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the securities. The Company has agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because Selling Stockholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the Selling Stockholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for the Company to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of securities of the common stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

We will not receive any proceeds from sales of any securities by the Selling Stockholders.

We cannot assure you that the Selling Stockholders will sell all or any portion of the securities offered hereby.

LEGAL MATTERS

The validity of the securities offered will be passed upon for us by Cozen O’Connor, Philadelphia, Pennsylvania.

EXPERTS

The financial statements as of December 31, 2011 and 2010 and for each of the two years ended December 31, 2011 incorporated by reference in this Prospectus have been so incorporated in reliance on the report of BDO USA, LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the common stock offered in this offering. We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy the registration statement and any other documents we have filed at the Securities and Exchange Commission’s Public Reference Room 100 F Street, N.E., Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the Public Reference Room. Our Securities and Exchange Commission filings are also available to the public at the Securities and Exchange Commission’s Internet site at www.sec.gov.

This prospectus is part of the registration statement and does not contain all of the information included in the registration statement. Whenever a reference is made in this prospectus to any of our contracts or other documents, the reference may not be complete and, for a copy of the contract or document, you should refer to the exhibits that are a part of the registration statement.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information we file with it, which means that we can disclose important information to you by referring you to those documents. Later information filed with the SEC will update and supersede this information.

We incorporate by reference the documents listed below, all filings filed by us pursuant to the Exchange Act after the date of the initial registration statement of which this prospectus forms a part prior to effectiveness of such registration statement, and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the time that all securities covered by this prospectus have been sold or the offering is otherwise terminated; provided, however, that we are not incorporating any information furnished under either Item 2.02 or Item 7.01 of any current report on Form 8-K:

•

Our Annual Report on Form 10-K for the year ended December 31, 2011 filed on March 30, 2012, and the amendment to our Annual Report on Form 10-K for the year ended December 31, 2011 filed on April 23, 2012. The financial statements and “Management’s Discussion and Analysis of Financial Condition and Results of Operation” section of the foregoing Annual Report on Form 10-K have been updated as set forth on the Form 8-K filed on December 13, 2012.

•	Our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2012; June 30, 2012; and September 20, 2012.

•

Our Current Reports on Form 8-K dated May 15, 2012; May 25, 2012; May 30, 2012; June 1, 2012; June 8, 2012 (two filings were made on such date); June 28, 2012; July 17, 2012; September 7, 2012; September 13, 2012; October 9, 2012; October 11, 2012; and December 13, 2012.

•	The description of our common stock contained in our registration statement on Form 8-A filed on December 10, 2002, and any amendment or report filed for the purpose of updating that description.

An updated description of our capital stock is included in this prospectus under “Description of Securities.”

We will provide to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request, at no cost to the requester, a copy of any and all of the information that is incorporated by reference in this prospectus. You may request a copy of these filings, at no cost, by contacting us at:

Fibrocell Science, Inc.

Attn: Corporate Secretary

405 Eagleview Boulevard

Exton, Pennsylvania 19341

Phone: (484) 713-6000

FIBROCELL SCIENCE, INC.

64,703,392 Shares of Common Stock

PROSPECTUS

            , 2012

You should rely only on the information contained in this prospectus. No dealer, salesperson or other person is authorized to give information that is not contained in this prospectus. This prospectus is not an offer to sell nor is it seeking an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is correct only as of the date of this prospectus, regardless of the time of the delivery of this prospectus or the sale of these securities.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other expenses of issuance and distribution

The following table sets forth the estimated costs and expenses, other than the underwriting discounts and commissions, payable by the registrant in connection with the offering of the securities being registered. All the amounts shown are estimates, except for the registration fee:

Securities and Exchange Commission registration fee	$1,412
Accounting fees and expenses	$5,000
Legal fees and expenses	$5,000
Miscellaneous	$3,000
Total	$14,412

Item 15. Indemnification of directors and officers

Fibrocell’s Certificate of Incorporation and Bylaws authorize it to indemnify directors, officers, employees and agents of Fibrocell against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement, actually and reasonably incurred in connection with any action, suit or proceeding, if the party to be indemnified acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of Fibrocell, and, with respect to any criminal action or proceeding, such party had no reasonable cause to believe his conduct was unlawful. The Certificate of Incorporation and the Bylaws of Fibrocell also authorize it to indemnify directors, officers, employees and agents of Fibrocell who are or were a party to or threatened to be a party to, any threatened, pending, or completed action or suit by or in the right of Fibrocell to procure a judgment in its favor by reason of the fact the he was a director, officer, employee or agent of Fibrocell or of another entity at the request of Fibrocell, against expenses (including reasonable attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of Fibrocell, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged liable to Fibrocell unless and to the extent that the court in which such suit or action was brought shall determine on application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

The Bylaws also permit Fibrocell to enter into indemnity agreements with individual directors, officers, employees, and other agents. Fibrocell reserves the right to enter into such agreements with its directors and executive officers effective upon the closing of this offering. These agreements, together with the Bylaws and Certificate of Incorporation, may require Fibrocell, among other things, to indemnify directors or officers against certain liabilities that may arise by reason of their status or service as directors (other than liabilities resulting from willful misconduct of a culpable nature), to advance expenses to them as they are incurred, provided that they undertake to repay the amount advanced if it is ultimately determined by a court that they are not entitled to indemnification, and to obtain and maintain directors’ and officers’ insurance if available on reasonable terms.

Fibrocell’s Certificate of Incorporation provides that directors shall have no personal liability to Fibrocell or its stockholders for monetary damages for breach of fiduciary duty as a director, except (i) for any breach of a director’s duty of loyalty to Fibrocell or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under section 174 of the General Corporation Law of Delaware as it may from time to time be amended or any successor provision thereto, or (iv) for any transaction from which a director derived an improper personal benefit.

Fibrocell currently has directors’ and officers’ liability insurance. Delaware General Corporation Law, Section 145, and the Certificate of Incorporation and Bylaws of Fibrocell provide for the indemnification of officers, directors and other corporate agents in terms sufficiently broad to indemnify such persons, under certain circumstances, for liabilities (including reimbursement of expenses incurred) arising under the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, Fibrocell has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 16. Exhibits and financial statement schedules

(a)	Exhibits Pursuant to Item 601 of Regulation S-K:

EXHIBIT NO.	IDENTIFICATION OF EXHIBIT

2.1	Debtors’ First Amended Joint Plan of Reorganization dated July 30, 2009 and Disclosure Statement (filed as Exhibit 10.2 to the Company’s Form 10-Q for quarter ended June 30, 2009, filed on August 12, 2009 and as Exhibit 99.1 to our Form 8-K filed September 2, 2009)

3.1	Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to our Form 8-K filed December 13, 2012)

3.2	Amended and Restated Bylaws (incorporated by reference to Exhibit 3.2 to our Form 8-K filed September 2, 2009)

4.1	Form of Common Stock Certificate (incorporated by reference to Exhibit 4.1 to our Form 10-Q filed November 23, 2009)

4.2	Form of Class A/B Common Stock Purchase Warrant issued in October 2009 offering (incorporated by reference to Exhibit 4.1 to our Form 8-K filed October 14, 2009)

4.3	Form of 12.5% Convertible Promissory Note (incorporated by reference to Exhibit 4.1 to our Form 8-K filed June 1, 2012)

4.4	Form of Placement Agent Warrant issued in November 2009 offering (incorporated by reference to Exhibit 4.2 to our Form 10-Q filed November 23, 2009)

4.5	Common Stock Purchase Warrant issued in March 2010 offering (incorporated by reference to Exhibit 4.1 to our Form 8-K filed March 3, 2010)

4.6	Form of Common Stock Purchase Warrant issued in July 2010 Series B preferred stock offering (incorporated by reference to Exhibit 4.1 to our Form 8-K filed July 20, 2010)

4.7	Form of Placement Agent Warrant issued in July 2010 Series B preferred stock offering (incorporated by reference to Exhibit 4.2 to our Form 8-K filed July 20, 2010)

4.8	Form of Common Stock Purchase Warrant used for Series B preferred stock offering (incorporated by reference to Exhibit 4.1 of the Form 8-K filed October 22, 2010).

4.9	Form of Common Stock Purchase Warrant used for the Series D preferred stock offering (incorporated by reference to Exhibit 4.1 of the Form 8-K filed February 15, 2011).

4.10	Form of Common Stock Purchase Warrant used in the August 2011 offering (incorporated by reference to Exhibit 4.1 to our Form 8-K filed August 4, 2011)

4.11	Form of Common Stock Purchase Warrant used for the Series E preferred stock offering (incorporated by reference to Exhibit 4.1 of the Form 8-K filed May 15, 2012).

4.12	Form of Placement Agent Warrant issued in Series E preferred stock offering (incorporated by reference to Exhibit 4.1 to our Form 8-K filed July 17, 2012).

4.13	Form of Common Stock Purchase Warrant issued in connection with exchange of 12.5% Notes for 12.5% Convertible Notes (incorporated by reference to Exhibit 4.2 to our Form 8-K filed June 1, 2012)

5*	Opinion of Cozen O’Connor

23.1*	Consent of BDO USA, LLP

23.2	Cozen O’Connor Consent (included in Exhibit 5)

24.1	Power of Attorney (included on signature page)

*	Filed herewith

Item 17. Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than a payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of Exton, Commonwealth of Pennsylvania, on December 13, 2012.

FIBROCELL SCIENCE, INC.

By:	/s/ DAVID PERNOCK
Name:	DAVID PERNOCK
Title:	Chief Executive Officer and Chairman of the Board

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints either David Pernock or Declan Daly, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and any subsequent registration statements pursuant to Rule 462 of the Securities Act of 1933 and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorney-in-fact or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ David Pernock	Chairman of the Board and Chief Executive Officer	December 13, 2012
David Pernock

/s/ Declan Daly	Director, Chief Financial Officer, Chief Operating Officer and Controller	December 13, 2012
Declan Daly

/s/ Kelvin Moore	Director	December 13, 2012
Kelvin Moore

/s/ Marc Mazur	Director	December 13, 2012
Marc Mazur

/s/ Marcus Smith	Director	December 13, 2012
Marcus Smith

/s/ Julian Kirk	Director	December 13, 2012
Julian Kirk

INDEX TO EXHIBITS

EXHIBIT NO.	IDENTIFICATION OF EXHIBIT

2.1	Debtors’ First Amended Joint Plan of Reorganization dated July 30, 2009 and Disclosure Statement (filed as Exhibit 10.2 to the Company’s Form 10-Q for quarter ended June 30, 2009, filed on August 12, 2009 and as Exhibit 99.1 to our Form 8-K filed September 2, 2009)

3.1	Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to our Form 8-K filed December 13, 2012)

3.2	Amended and Restated Bylaws (incorporated by reference to Exhibit 3.2 to our Form 8-K filed September 2, 2009)

4.1	Form of Common Stock Certificate (incorporated by reference to Exhibit 4.1 to our Form 10-Q filed November 23, 2009)

4.2	Form of Class A/B Common Stock Purchase Warrant issued in October 2009 offering (incorporated by reference to Exhibit 4.1 to our Form 8-K filed October 14, 2009)

4.3	Form of 12.5% Convertible Promissory Note (incorporated by reference to Exhibit 4.1 to our Form 8-K filed June 1, 2012)

4.4	Form of Placement Agent Warrant issued in November 2009 offering (incorporated by reference to Exhibit 4.2 to our Form 10-Q filed November 23, 2009)

4.5	Common Stock Purchase Warrant issued in March 2010 offering (incorporated by reference to Exhibit 4.1 to our Form 8-K filed March 3, 2010)

4.6	Form of Common Stock Purchase Warrant issued in July 2010 Series B preferred stock offering (incorporated by reference to Exhibit 4.1 to our Form 8-K filed July 20, 2010)

4.7	Form of Placement Agent Warrant issued in July 2010 Series B preferred stock offering (incorporated by reference to Exhibit 4.2 to our Form 8-K filed July 20, 2010)

4.8	Form of Common Stock Purchase Warrant used for Series B preferred stock offering (incorporated by reference to Exhibit 4.1 of the Form 8-K filed October 22, 2010).

4.9	Form of Common Stock Purchase Warrant used for the Series D preferred stock offering (incorporated by reference to Exhibit 4.1 of the Form 8-K filed February 15, 2011).

4.10	Form of Common Stock Purchase Warrant used in the August 2011 offering (incorporated by reference to Exhibit 4.1 to our Form 8-K filed August 4, 2011)

4.11	Form of Common Stock Purchase Warrant used for the Series E preferred stock offering (incorporated by reference to Exhibit 4.1 of the Form 8-K filed May 15, 2012).

4.12	Form of Placement Agent Warrant issued in Series E preferred stock offering (incorporated by reference to Exhibit 4.1 to our Form 8-K filed July 17, 2012).

4.13	Form of Common Stock Purchase Warrant issued in connection with exchange of 12.5% Notes for 12.5% Convertible Notes (incorporated by reference to Exhibit 4.2 to our Form 8-K filed June 1, 2012)

* 5	Opinion of Cozen O’Connor

*23.1	Consent of BDO USA, LLP

23.2	Cozen O’Connor Consent (included in Exhibit 5)

24.1	Power of Attorney (included on signature page)

*	Filed herewith